                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K



               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)          January 21, 1999


                       DONALDSON, LUFKIN & JENRETTE, INC.
          --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
-------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)


            1-6862                                        13-1898818
----------------------------------------         ------------------------------
     (Commission File Number)                          (I.R.S. Employer
                                                      (Identification No.)


 277 Park Avenue, New York, New York                        10172
----------------------------------------         ------------------------------
(Address of principal executive office)                   (Zip Code)

       Registrant's telephone number, including area code: (212) 892-3000

Item 5. Other Events

         A press release dated January 21, 1999, issued by Donaldson, Lufkin & Jenrette, Inc., is filed herewith as an exhibit concerning fourth quarter financial results and the information concerning the Company contained therein is hereby incorporated in its entirety by reference.

         (c)   Exhibit

    Exhibit 99.1 Press release dated January 21, 1999.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       Donaldson, Lufkin & Jenrette, Inc.


                                           /s/ Marjorie White
                                       ----------------------------------------
                                       Marjorie White
                                       Secretary





January 25, 1999

FOR IMMEDIATE RELEASE

Media Contact:                                           Investor Contact:
Catherine M. Conroy                                         Kevin Zuccala
212-892-3275                                                212-892-4693


           DLJ'S FOURTH QUARTER NET DOWN 32 PERCENT TO $68.7 MILLION FULL YEAR NET OF $371 MILLION IS FIRM'S SECOND BEST YEAR EVER


         New York, NY - January 21, 1999 - Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) today announced net income of $68.7 million, or $0.47 per share (diluted) for the fourth quarter of 1998. These results are 32 percent and 39 percent lower, respectively, than the $101.4 million, or $0.77 per share (diluted and adjusted for a two-for-one stock split in May 1998) reported for the fourth quarter of 1997. For the full year ended December 31, 1998, DLJ reported net income of $371 million, or $2.65 per share (diluted and split-adjusted). These results, which mark the second best year in the firm's 39-year history, were 9.2 percent and 16.1 percent lower, respectively, than the record results reported for 1997.

         For 1998, DLJ's total revenues were a record $5.4 billion, 16.5 percent greater than the previous record of $4.6 billion set in 1997. DLJ's net revenues, or total revenues minus interest expense, rose to a record $4.0 billion in 1998.

         DLJ's return on equity for the fourth quarter of 1998 was 10.1 percent. For the year, return on equity was 16.5 percent. Book value per common share (split-adjusted) at December 31, 1998 was $20.44 per share, 30 percent higher than at the end of 1997.

         In a joint statement, Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "This was a remarkable year for DLJ - one that demonstrated the inherent strength of our client-focused franchises. Despite the problems that the industry and DLJ encountered in the third quarter, 1998 was DLJ's second best year ever. We earned record revenues, generating new highs in commissions, underwriting income and fee income in 1998. We significantly expanded our market share as an underwriter of common stock and convertible bonds to finish 1998 in fourth place as a lead manager of common stocks and in second place as a lead manager of convertible bonds. This complements our number one ranking as a lead manager of high-yield bonds, a position that we have maintained for six consecutive years. Most notably in 1998, fee income, primarily from DLJ's role as a financial advisor on merger and acquisition assignments, rose 55 percent to a record $1.2 billion."

         They continued, "Our Pershing correspondent services business achieved record profitability in 1998, benefiting from productivity improvements and record volume on the nation's exchanges. DLJdirect, our online internet brokerage service, earned record revenues of $117.9 million in 1998, up 61 percent from the prior year. Client assets in DLJdirect accounts nearly doubled to $8.9 billion and the average number of trades per day in 1998 increased by 87 percent to 11,400 per day. This year is off to an even stronger start with average trades per day in the first week exceeding 21,000."

         They added, "DLJ made a significant investment in 1998 in building up its international presence, particularly in London. We expanded our investment banking business and launched an international equities group that officially began trading on January 4, 1999. Our investment in this expansion effort was not offset by any meaningful revenues in 1998 from the new equities operation."

         FOURTH QUARTER HIGHLIGHTS

         Total revenues for the fourth quarter of 1998 were $1.29 billion, approximately 3 percent less than the record $1.33 billion reported for the fourth quarter of 1997. Net revenues, or total revenues minus interest expense, rose 4 percent to a record $958.0 million for the quarter.

         Commissions rose 24 percent to a record $228.9 million as trading volume on the nation's exchanges continued to rise to record levels, benefiting DLJ's institutional equities business as well as its Pershing correspondent services business and DLJdirect. Underwriting income rose 11 percent to $282.5 million as new issue calendars for equities, convertible bonds and corporate bonds reopened in the middle of the fourth quarter. For the quarter, fee income rose 28 percent to $300.6 million.

         Fourth quarter trading income, although down 78 percent from the comparable period a year ago, recovered significantly compared to the third quarter of 1998 when credit spreads across the range of fixed income securities increased dramatically. Investment gains, largely attributed to the performance of the firm's portfolio of merchant banking investments, recorded a loss of $7.2 million in the fourth quarter. DLJ did not sell any substantial portfolio assets during the quarter. The loss reflects the impact of a regular quarterly mark-to-market valuation of the portfolio.

         RECORD FULL-YEAR REVENUES IN MOST CATEGORIES

         Net income for 1998 declined 9 percent from 1997's record high to $371 million. DLJ's total revenues were a record $5.4 billion in 1998, 16.5 percent greater than the previous record of $4.6 billion set in 1997. DLJ's net revenues, or total revenues minus interest expense, rose to a record $4.0 billion in 1998.

         Commissions, underwriting income, fee income and interest income were also at record levels in 1998. Commissions rose 24 percent in 1998 to $855 million as a result of strong performances by DLJ's institutional equities business, its Private Client and DLJdirect units and its Pershing correspondent services business. Underwriting income grew 19 percent to a record $1.1 billion as DLJ increased its market share as a lead manager of common stock, convertible offerings and high-yield bonds in 1998. Interest income increased 33 percent to a record $2.2 billion.

         Third quarter trading losses and markdowns on securities inventories offset these strong results. For the year, DLJ reported trading losses of $92.8 million versus trading gains of $363.2 million in 1997. These losses were attributable primarily to the firm's proprietary trading activities in emerging markets and other fixed-income securities. DLJ discontinued its emerging markets proprietary debt trading group in September and has made other adjustments to lower its risk profile.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 8,500 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin & Jenrette, refer to the company's world wide web site at http://www.dlj.com.

                            Financial Tables Follow

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)


                                         -----------------------------------------------------------------------------------
                                                      QUARTERS ENDED                               YEARS ENDED
                                                       DECEMBER 31,                                DECEMBER 31,
                                                1998                 1997                   1998                  1997
                                         -----------------------------------------------------------------------------------
Revenues:
  Commissions                                $ 228,868            $ 185,159             $  854,679          $   690,156
  Underwritings                                282,511              253,795              1,077,712              905,607
  Fees                                         300,551              234,729              1,191,655              767,259
  Interest-net (1)                             456,540              562,002              2,189,108            1,652,135
  Principal transactions-net:
    Trading                                      6,918               30,974                (92,782)             363,190
    Investment                                  (7,186)              44,560                126,031              194,527
  Other                                         18,847               18,171                 60,639               67,595
                                             -----------          -----------           -----------         -----------
      Total revenues                         1,287,049            1,329,390              5,407,042            4,640,469
                                             -----------          -----------           -----------         -----------

Costs and expenses:
  Compensation and benefits                    527,437              496,929              2,231,655            1,908,201
  Interest                                     329,058              408,703              1,455,851            1,153,167
  Brokerage, clearing, exchange
    fees, and other                             68,032               65,208                258,625              231,402
  Occupancy and equipment                       80,078               57,158                269,975              189,915
  Communications                                25,155               18,053                 89,793               63,965
  Other operating expenses                     146,139              121,339                500,643              432,719
                                             -----------          -----------           -----------         -----------
    Total costs and expenses                 1,175,899            1,167,390              4,806,542            3,979,369
                                             -----------          -----------           -----------         -----------

Income before provision for
   income taxes                                111,150              162,000                600,500              661,100
                                             -----------          -----------           -----------         -----------

Provision for income taxes                      42,500               60,650                229,700              252,850
                                             -----------          -----------           -----------         -----------

Net income                                   $  68,650            $ 101,350             $  370,800          $   408,250
                                             ===========          ===========           ===========         ===========

Dividends on preferred stock                 $   5,289            $   2,970             $   21,310          $    12,144
                                             ===========          ===========           ===========         ===========

Earnings applicable to
   common shares                             $  63,361            $  98,380             $  349,490          $   396,106
                                             ===========          ===========           ===========         ===========

Earnings per share (2):
   Basic                                     $    0.52            $    0.88             $     2.93          $      3.59
   Diluted                                   $    0.47            $    0.77             $     2.65          $      3.16
                                             ===========          ===========           ===========         ===========

Weighted average common shares (2):
   Basic                                       122,916              111,776                119,260              110,318
   Diluted                                     133,493              128,280                131,980              125,498
                                             ===========          ===========           ===========         ===========

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)


                                            --------------------------------------------------------------------------
                                                     QUARTERS ENDED                             YEARS ENDED
                                                      DECEMBER 31,                             DECEMBER 31,
                                               1998                  1997              1998                  1997
                                            --------------------------------------------------------------------------

BALANCE SHEET DATA AT END OF PERIOD:
  Long-term borrowings (3)                                                        $ 3,482,003          $  2,128,159
                                                                                  ============         ============
  Redeemable preferred stock                                                      $   200,000          $    200,000
                                                                                  ============         ============
  Total stockholders' equity  (2,4)                                   .           $ 2,927,699          $  2,061,490
                                                                                  ============         ============
  Book value per common share
     outstanding                                       .                          $     20.44          $      15.72
                                                                                  ============         ============
  Common shares and RSUs outstanding
     at end of period                                                                  124,895              118,415
                                                                                  ============         ============

OTHER FINANCIAL DATA AT END OF PERIOD:
  Ratio of long-term borrowings to total
     capitalization (5)                                .                                 51.9%                48.5%
  Return on average common stockholders'
     equity (6)                               10.1%                 21.7%                16.5%                24.1%


(1) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $702.3 million, $761.5 million, $3,045.3 million and $2,859.0 million, respectively.

(2) Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options and convertible debt calculated under the treasury stock method and "if-converted" method, respectively.

(3) During the fourth quarter of 1998, the Company issued $250 million in Senior Notes due 2001, and an aggregate of $100 million of Medium-Term Notes due in 1999.

(4) In July 1998, the Company sold an aggregate of five million shares of newly issued common stock to its parent companies, Equitable Companies Incorporated and AXA Group for $300 million.

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a four-point average and is based on earnings applicable to common shares.